Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Exactech Q2 Revenue Up 17% to $23.9M.

Net Income $1.9 Million Or $.16 EPS.

Gainesville, FL, July 26, 2005 — Exactech, Inc. (NASDAQ: EXAC) announced today that revenue for the second quarter of 2005 increased 17% to $23.9 million from $20.4 million in the second quarter of 2004. Diluted earnings per share for the quarter were $.16 based on net income of $1.9 million, which was equivalent to the second quarter of 2004.

For the first six months of 2005, revenue was $46.5 million, an increase of 12% over revenue of $41.4 million in the first six months of 2004. Net income for the first six months was $3.0 million or $.27 per diluted share, a decrease of 20% from $3.8 million or $.33 per diluted share in the first half of 2004.

Exactech Chairman and CEO Bill Petty said, “We are pleased with our increase in sales growth during the second quarter. A combination of sales and marketing efforts and a focus on supply chain issues yielded an increase in growth rates in both the Optetrak® knee and our hip product lines compared to the first quarter. Knee sales during the second quarter increased 11% to $13.8 million from $12.4 million in the same quarter of 2004. Hip product sales were up 9% to $4.1 million compared with $3.7 million in the second quarter of 2004. Comparable revenues from tissue services were $2.6 million in the quarter compared to $2.7 million.”

Petty said, “U.S. sales grew 12% to $18.4 million from $16.4 million in the comparable quarter in 2004 while international sales were up 36% to $5.5 million from $4.0 million in the second quarter of 2004. We are encouraged with the advancements we made during the quarter. We have made significant strides in improving our supply chain and we continue to work on both short term improvements and long term strategies in this area.”

Chief Financial Officer Jody Phillips said, “Gross margin during the quarter improved from 66.3% last year to 67.4%. This was an excellent result considering the strong growth of our international sales, which carry a lower margin. Total operating expenses in the quarter increased 25% to $13.0 million. R&D expenses increased 23% to 6.5% of sales. We expect both the growth rate and percentage of sales for R&D efforts to increase through the balance of the year as we reach key milestones in support of new product development initiatives. Although these expenses are impacting the growth of our short term earnings, we believe these near term strategic investments will yield stronger earnings growth for Exactech’s future.”

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Exactech, Inc.

Looking forward, the company said its target for diluted earnings per share in the third quarter ending September 30, 2005 is in the range of $.14 to $.16 based on anticipated revenues of $21 million to $23 million. The company updated its target range for 2005 revenue to $90 million to $94 million with diluted EPS of $.56 to $.60. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are attached.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The company has scheduled a conference call on Wednesday, July 27, 2005 at 11:00 a.m. Eastern. To participate, call (800) 510-9661, pass code 52406360, any time after 10:55 a.m. Eastern on July 27. International and local callers should dial (617) 614-3452, pass code 52406360. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live and archived webcast will be available on the Internet for 90 days at http://phx.corporate-ir.net/playerlink.zhtml?c=75925&s=wm&e=1102759. Viewers will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website http://www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website http://www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARY

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$905	$490
Trade receivables, net of allowance of $494 and $261	16,975	16,780
Income taxes receivable	—	22
Prepaid expenses and other assets, net	1,996	880
Inventories	42,205	31,172
Deferred tax assets	910	545

Total current assets	62,991	49,889

PROPERTY AND EQUIPMENT:
Land	1,015	865
Machinery and equipment	12,679	11,385
Surgical instruments	21,509	16,998
Furniture and fixtures	1,914	1,781
Facilities	8,869	8,120

Total property and equipment	45,986	39,149
Accumulated depreciation	(16,490)	(14,396)
Facilities expansion in progress	326	—

Net property and equipment	29,822	24,753

OTHER ASSETS:
Product licenses and designs, net	1,188	600
Deferred financing costs, net	105	143
Notes receivable - related party	1,539	1,028
Other investments	616	809
Advances and deposits	599	227
Patents and trademarks, net	4,349	4,530
Goodwill	352	—

Total other assets	8,748	7,337

TOTAL ASSETS	$101,561	$81,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,762	$6,944
Refundable deposits from customers	208	—
Income taxes payable	384	—
Line of credit	7,490	—
Current portion of long-term debt	815	815
Commissions payable	1,749	1,441
Royalties payable	764	570
Other liabilities	2,388	1,898

Total current liabilities	27,560	11,668

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,661	3,843
Long-term debt, net of current portion	6,374	6,631

Total long-term liabilities	10,035	10,474

Total liabilities	37,595	22,142

SHAREHOLDERS’ EQUITY:
Common stock	113	112
Additional paid-in capital	23,465	22,373
Retained earnings	40,388	37,352

Total shareholders’ equity	63,966	59,837

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$101,561	$81,979

EXACTECH, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2005	2004	2005	2004
NET SALES	$23,865	$20,398	$46,472	$41,375

COST OF GOODS SOLD	7,790	6,871	15,428	13,823

Gross profit	16,075	13,527	31,044	27,552

OPERATING EXPENSES:
Sales and marketing	6,971	5,607	14,127	11,695
General and administrative	2,444	1,913	4,995	4,182
Research and development	1,562	1,273	2,992	2,351
Depreciation and amortization	1,220	996	2,369	1,945
Royalties	770	604	1,459	1,223

Total operating expenses	12,967	10,393	25,942	21,396

INCOME FROM OPERATIONS	3,108	3,134	5,102	6,156

OTHER INCOME (EXPENSE):
Other income (expense)	20	4	45	10
Interest expense	(147)	(69)	(249)	(126)
Foreign currency exchange gain (loss)	25	26	(24)	66

Total other expenses	(102)	(39)	(228)	(50)

INCOME BEFORE INCOME TAXES	3,006	3,095	4,874	6,106

PROVISION FOR INCOME TAXES	1,056	1,125	1,674	2,143

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	1,950	1,970	3,200	3,963

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(72)	(90)	(164)	(192)

NET INCOME	$1,878	$1,880	$3,036	$3,771

BASIC EARNINGS PER SHARE	$0.17	$0.17	$0.27	$0.34

DILUTED EARNINGS PER SHARE	$0.16	$0.16	$0.27	$0.33

SHARES - BASIC	11,199	11,097	11,175	11,061

SHARES - DILUTED	11,415	11,582	11,443	11,509